Exhibit 10.5

LONG-TERM INCENTIVE PROGRAM

PERFORMANCE UNIT AWARD

(200    — 200     Performance Period)

This Performance Unit Award is made to NAME on this the      day of                     , 200    , by THE HOME DEPOT, INC., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, the Company has adopted The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan which is administered by the Committee; and

WHEREAS, Executive is an officer and employee of the Company and is eligible to receive Performance Unit Awards under the Plan; and

WHEREAS, the Committee approved Executive as an LTIP participant for the 200    -200     Performance Period; and

WHEREAS, the LTIP is the vehicle for establishing Performance Objectives for Performance Unit Awards under the Plan; and

WHEREAS, to comply with the terms of the Plan and to further the interests of the Company and Executive, the Company herein sets forth the terms of such award as follows:

1. Definitions. As used herein, the following terms shall be defined as set forth below. Unless the context otherwise requires, capitalized terms used in this Award and not otherwise defined herein shall have the meanings set forth in the Plan.

(a) “Average EPS Growth” means the average increase in the Company’s EPS over the Performance Period, determined by averaging the percentage increase in EPS for each fiscal year in the Performance Period. The Committee shall certify Average EPS Growth as soon as practicable after the end of the Performance Period.

(b) “Award” means the Performance Unit Award to Executive as set forth herein, and as may be amended as provided herein.

(c) “Beginning EPS” means EPS for the fiscal year immediately preceding the Performance Period.

(d) “Board” means the Company’s Board of Directors.

(e) “Committee” means the Leadership Development and Compensation Committee of the Board.

(f) “Common Stock” means the Company’s $.05 par value common stock.

(g) “Company” means The Home Depot, Inc., a Delaware corporation, with offices at 2455 Paces Ferry Road, Atlanta, Georgia 30339.

(h) “Disability” means Executive’s inability to substantially perform his employment duties with the Company, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and Executive or, if the Company and Executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by Executive; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association.

(i) “Ending EPS” means EPS for last fiscal year of the Performance Period.

(j) “EPS” means, for a fiscal year, the Company’s diluted earnings per share of Common Stock, as set forth in the Company’s Annual Report on Form 10-K for such fiscal year as filed with the Securities and Exchange Commission. If the Company repurchases any outstanding shares during the Performance Period, the EPS calculation will exclude the impact of the share repurchases made.

(k) “Executive” means                     , the Company’s                     .

(l) “LTIP” means the Company’s Long-Term Incentive Program that is the vehicle for establishing Performance Objectives for Performance Unit Awards under the Plan.

(m) “Maximum Award” means that maximum number of Performance Units awarded to Executive as set forth in Section 2, representing                      Percent (    %) of the Target Award.

(n) “Performance Period” means the Company’s three (3) consecutive fiscal years commencing with the fiscal year beginning                     .

(o) “Performance Unit” means a bookkeeping entry that records a unit equal to $1.00 granted pursuant to this Award and that is payable solely in cash.

(p) “Plan” means The Home Depot, Inc. 2005 Omnibus Stock Incentive Plan, as amended from time to time.

(q) “Retirement” means Executive’s termination of employment with the Company and its Subsidiaries on or after attainment of age 60 and completion of at least five (5) years of continuous service.

(r) “Target Award” means that number of Performance Units awarded to Executive as set forth in Section 2, representing                      Percent (    %) of Executive’s base salary in effect on the last day of the Company’s fiscal year immediately preceding the Performance Period divided by One Dollar ($1.00).

2. Performance Unit Award. Subject to the conditions set forth herein, Company grants to Executive a Target Award of                      (                    ) Performance Units under the Plan, and a Maximum Award of                      (                    ) Performance Units, earned in accordance with Section 3.

3. Determination of Units Earned. Subject to Section 5, and provided that Ending EPS is greater than Beginning EPS, the Company shall deliver to Executive One Dollar ($1.00) for each whole Performance Unit that is earned in accordance with the following schedule. No Performance Units shall be earned, and this Award shall be forfeited and cancelled effective as of the last day of the Performance Period, if Ending EPS is less than the Beginning EPS.

Average EPS Growth	Percentage of Target Award Performance Units Earned
Below Threshold: Below %	%
Threshold: %	%
Target: %	%
Maximum: % or above	%

The percentage of Target Award Performance Units earned between threshold and target and target and maximum Average EPS Growth is based on interpolation, as set forth on Schedule A.

4. Payment. The amount determined under Section 3 will be paid to Executive in cash as soon as administratively practicable after the end of the Performance Period.

5. Termination of Employment. Except as provided in Section 6, if Executive’s employment with the Company and its Subsidiaries terminates before the end of the Performance Period, this Performance Unit Award shall be forfeited on the date of such termination.

6. Retirement, Death or Disability. If Executive’s employment with the Company and its Subsidiaries terminates during the final fiscal year in the Performance Period because of Executive’s Retirement, death or Disability, Executive shall be entitled to a prorated portion of the Performance Units earned in accordance with Section 3, determined at the end of the Performance Period and based on the ratio of the number of complete months Executive is employed during the Performance Period to the total number of months in the Performance Period. Any payments due on Executive’s death shall be paid to his estate as soon as administratively practicable after the end of the Performance Period.

7. Transferability. The Performance Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Any attempted transfer of the Performance Units prohibited by this Section 7 shall be null and void.

8. Adjustments. The Committee may make or provide for such adjustment in the Performance Units as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of Executive’s rights that otherwise would result from (a) any exchange of shares of the Common Stock, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for the Performance Units such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the Performance Units so replaced.

9. Withholding. The Company shall have the right to withhold from payments made to Executive pursuant to this Award, or to withhold from other compensation payable to Executive, all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Performance Units.

10. No Impact On Other Benefits And Employment. This Award shall not confer upon Executive any right with respect to continuance of employment or other service with the Company and shall not interfere in any way with any right that the Company would otherwise have to terminate Executive’s employment at any time. Nothing herein contained shall affect Executive’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employment plan or program of the Company or any of its subsidiaries nor constitute an obligation for continued employment.

11. Plan Provisions. In addition to the terms and conditions set forth herein, this Award is subject to and governed by the terms and conditions set forth in the Plan, which is hereby incorporated by reference. Unless the context otherwise requires, capitalized terms used in this Award and not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of this Award and the Plan, the Plan shall control.

12. Miscellaneous.

(a) Limitation of Rights. This Award shall not give Executive any rights to similar grants in future years or any right to be retained in the employ or service of the Company or to interfere in any way with the right of the Company to terminate Executive’s services at any time or the right of Executive to terminate his or her services at any time.

(b) Rights Unsecured. Executive shall have only the Company’s unfunded, unsecured promise to pay pursuant to the terms of this Award. Executive’s rights hereunder shall be that of an unsecured general creditor of the Company and Executive shall not have any security interest in any assets of the Company.

(c) Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that the Company denies the claim made by Executive or any earlier date that the claim otherwise accrues.

(d) Offset. Company may deduct from amounts otherwise payable under this Award all amounts owed by Executive to Company and its affiliates to the maximum extent permitted by applicable law.

(e) Controlling Law. This Award shall be governed by, and construed in accordance with, the laws of the State of Georgia (without giving effect to the choice of law principles) and any action arising out of or related thereto shall be brought in either the United States District Court for the Northern District of Georgia, Atlanta Division, or the Superior Court of Cobb County, Georgia.

(f) Severability. If any term, provision, covenant or restriction contained in the Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(g) Construction. The Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(h) Headings. Section and other headings contained in the Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award or any provision hereof.

The undersigned, Chairman, President and Chief Executive Officer of The Home Depot, Inc., has executed this Award at the direction of the Leadership Development and Compensation Committee of the Board of Directors on             , 200     effective for the 200    -200     Performance Period.

THE HOME DEPOT, INC.

By:
Chairman, President & CEO

WHEN AWARD IS MADE TO CEO:

The undersigned, Chair of the Leadership Development and Compensation Committee of the Board of Directors of The Home Depot, Inc., has executed this Award at the direction of the independent members of the Board of Directors on             , 200     effective for the 200     — 200     Performance Period.

LEADERSHIP DEVELOPMENT AND
COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS OF THE HOME DEPOT DEPOT, INC.

By:
Committee Chair